REPROS REPORTS PRELIMINARY FINDINGS: SECOND PIVOTAL STUDY AND 6-MONTH SAFETY STUDY SUPPORT ANDROXAL® APPROVABILITY

• Androxal meets both co-primary endpoints in second pivotal study ZA-302

• Testosterone normalized in 81% of patients

• No deleterious effects on sperm function

• No excursions above normal in 24 hour average testosterone

• Androxal is generally well tolerated in 6 month safety study ZA-300

• No dose dependent adverse events

• Adverse event profile similar or superior to other approved testosterone therapies with over 90% of safety database collected

• NDA submission on track

THE WOODLANDS, Texas – September 16, 2013 – Repros Therapeutics Inc.® (Nasdaq:RPRX) today reported topline results from both the second pivotal efficacy study as well as the 6 month safety study of Androxal® in the treatment of men with secondary hypogonadism. Secondary hypogonadism is the largest subset of hypogonadal men accounting for greater than 85% of the reported cases. Recent scientific publications, confirmed by Company experience, suggest obesity is the single greatest cause for hypogonadism. Subjects in all ongoing Androxal studies were required to exhibit morning testosterone (T) levels of <300 ng/dL on two separate consecutive mornings, be under 60 years of age and have a BMI over 25.

All men started at the lower 12.5 mg dose but up-titrated at any time during the study if their morning testosterone was < 450 ng/dL in the 6 month study and < 300 ng/dL in the efficacy study. The lower up-titration threshold was dictated by the FDA for the efficacy study. The Company believes a level of 450 ng/dL or higher will confer the desired clinical benefits of testosterone, including metabolic and quality of life improvements.

Study ZA-302 (Pivotal Efficacy Study)

For study ZA-302, results were almost identical to the previously reported study ZA-301. Both co-primary endpoints were met in each of the Androxal pivotal efficacy studies with respect to T normalization and sperm function conducted under a Special Protocol Assessment (SPA). Under an SPA, efficacy endpoints are predetermined with the FDA and if the endpoints are met the efficacy component of the drug dossier is deemed successfully completed.

Study ZA-302 was increased in size to account for subjects referred from an infertility clinic to determine whether or not that site affected efficacy outcomes. In study ZA-302, all efficacy outcomes were met with or without the aforementioned site and were very similar to the outcomes reported for study ZA-301.

As was observed in study ZA-301, the FDA prescribed threshold for efficacy of inducing 75% or more men to testosterone within the normal range was also met. 79% of Androxal-treated men met the criteria in study ZA-301 and 81% met that threshold in study ZA-302. The outcome was met with or without the aforementioned site. As with the previous study, there were no 24 hour average testosterone levels outside of the normal range. Excursions above 1,500 ng/dL have raised significant concerns with the FDA in the past for exogenous T replacements.

The trial was to meet a non-inferiority delta comparing drug to placebo for drops of sperm concentrations greater than or equal to 50% comparing an average of two baseline assessments compared to two assessments after 12 weeks of treatment of 20%. The Company believes that the endpoint has been met and confirmed in the second study. Study ZA-301 recorded a lower confidence bound of -0.194 (final ITT, 1 of 38 placebo, 16 of 113 drug) and study ZA-302 had a lower confidence bound of -0.183 and -0.196 with or without the aforementioned site (preliminary ITT 2 of 47 placebo, 20 of 134 drug with aforementioned site, 2 of 40 placebo and 18 of 113 drug without site). There were no observed anomalies in study conduct in the second study.

It is important to note that a detailed analysis of study ZA-301, and subsequently reported to the FDA, showed that unlike the suppression of FSH with approved testosterone, Androxal exhibits an increased frequency of sexual activity as determined by reported sexual abstinence. The reduced abstinence period resulted in lower sperm concentrations in some men on Androxal. These findings support those previously reported in the literature that show daily ejaculation results in sperm counts of <50% of baseline after only four successive days of sexual activity.

Study ZA-300 (Androxal Safety Study)

Of the 499 enrolled men, 409 completed the 6 month study. Twenty-eight men withdrew from the study due to adverse events, 8 due to lack of efficacy and the remaining 54 men due to lost to follow-up or procedural issues. The average age of men in the study was 49 with an average BMI of 33. The racial make-up the study was 74% Caucasian, 11% African American, 11% Hispanic, and 4% Other.

Over 50% of the men in the study ZA-300 achieved morning T’s greater than 450 ng/dL. At the end of the study approximately 50% of the men were taking the higher 25 mg dose. Over 85% of men achieved testosterone levels within the normal range regardless of dose.

The majority of the recorded AE’s were deemed mild to moderate in intensity. There was only one subject that developed an SAE that was deemed possibly related to drug. The subject developed a thromboembolism. He was hospitalized and recovered but exhibited multiple risk factors (BMI: 39, height: 6’5”, race: African American, family history of DVT and lengthy recent travel) that may have spontaneously led to the event.

The most common AE’s were related to upper respiratory tract infections (11.6%), but the study was conducted during the cold, flu and allergy season. Other AE’s of note included headache (6.6%), muscle spasms (4%), and fatigue (2.8%). Transient blurred vision was noted in 1.4% but changes in visual acuity was noted as an adverse event in only 0.2%. These findings are in line with expectations given the average age of the subjects (approximately 49 years).

Overall, the population entered this study with significant comorbidities. Approximately 20% had type 2 diabetes, 37% were diagnosed with hypertension and 70% had a BMI over 30. Approximately 79% had a significant risk factor for cardiovascular disease. Taking these facts into consideration, Androxal was generally well tolerated.

Also, with approximately 50% of subjects up-titrated to the higher dose, it is remarkable that there was no dose response noted in the incidence of adverse events. If anything, adverse events of note could have easily been attributed to raising of testosterone or just general age effects. For example 7.4% of subjects exhibited an elevation in PSA of 0.75 ng/ml or more. This is consistent with the experience reported for Androgel®. As men were followed for two months after treatment, those men that experienced an increase in PSA generally returned to baseline levels as their T receded.

In the instance of DVT in Repros studies, Androgel® has exhibited a higher frequency of increased hematocrit and hemoglobin than Androxal. Increased erythropoiesis directly affects an increased risk of developing a thromboembolic adverse event.

Several tables giving more in depth analysis of the safety profile determined from the study are available at the Company’s website, www.reprosrx.com.

Repros has exposed over 1,350 subjects to at least a single dose of Androxal. Almost 800 subjects have been exposed for at least 6 months of treatment. This represents over 90% of the safety database anticipated for the NDA filing.

Joseph Podolski, President and CEO noted, “We are encouraged by these outcomes. Our NDA filing remains on track for mid-2014. We believe we have the organization to successfully complete the required work and we have begun to prepare the necessary manufacturing documentation for the regulatory submission as well as having launch drug product available for an anticipated approval during 2015. The Company is in a strong financial position to maximize this unique Androxal opportunity.”

Conference Call Details:

Time: Tuesday, September 17, 2013 – 8 AM Central

Participant Dial-In Number (Domestic): 800-736-4594; International: 212-231-2906

It is recommended that participants call in approximately 15 minutes prior to the start time of the conference call.

Teleconference replay will be available on Repros’ website at www.reprosrx.com approximately 90 minutes after the conclusion of the teleconference.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

Contact:	Repros Therapeutics Inc.
Joseph Podolski (281) 719-3447
President and Chief Executive Officer

	Investor Relations:	Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com